FUTURE PURCHASE OPTION RIDER


WE WILL ISSUE an insurance Policy on the life of the Primary Insured or increase the Primary Insured's Specified Amount, as provided below. The amount of the purchase option is shown on the Policy Schedule.

Any increase in the Specified Amount is subject to payment of the increased Planned Premium. The monthly cost of insurance for the increase in the Specified Amount will be deducted from the Accumulation Value on the date the increase goes into effect and every monthly anniversary thereafter. The monthly cost of insurance for the increase in the Specified Amount will be based on the Primary Insured's attained Age on the date of the increase. New surrender charges for the amount of the increase in the Specified Amount will apply.

                                 PURCHASE OPTION

Conditions for Exercising Option - While this rider is in force, You may exercise the option to purchase a new fixed (non-variable) permanent life or endowment Policy (except joint or family life) on the Primary Insured or to increase the Primary Insured's Specified Amount. Evidence of Insurability will not be required. Purchase is subject to these conditions:

     1. Proper written application for the new Policy with payment of the first Premium must be made within 60 days prior to an option date. If You want to increase the Specified Amount, proper written application for the increase must be made within 60 days prior to an option date. The monthly cost of insurance for the increase in Specified Amount will be deducted from the Accumulation Value prior to the option date and every monthly anniversary thereafter.

     2. The right to exercise the purchase option on any option date will expire on that date. However, You still have the right to exercise subsequent options.

     3. The Primary Insured may exercise the purchase option on any option date which is not exercised by You.

     4. You may exercise one option on any Regular or Substitute Option Date, but no more than six options may be elected under this rider.

     5. The new Policy or increase in Specified Amount will take effect only if the Primary Insured is living on the applicable option date.

     6. The new Policy or increase in Specified Amount will be subject to Our minimum Policy requirements on the option date.

The following additional conditions apply if a new Policy is issued:

     7. The new Policy will be issued at the attained Age on the option date, on the forms and at the rates in use by Us on that date.

     8. The new Policy will be in the same rating class as this Policy. It will contain any restrictions contained in this Policy on the option date. The new Policy will also include any limitations regularly included in new policies on the plan elected when issued to persons of the Primary Insured's attained Age.

     9.  A future purchase option will not be included in the new Policy.

     10. The period stated in the Incontestability provision in any new Policy purchased under this option will be determined from the Policy Date of this Policy.

     11. The period stated in the Suicide provision of any new Policy purchased under this option will be determined from the Policy Date of the new Policy.

     12. Other additional riders will be issued with the new Policy only with Our consent, and subject to Our requirements.


                                  OPTION DATES

Regular Option Dates - Regular Option Dates will be the Policy anniversaries that occur: (1) after the issue of this rider; (2) while this rider is in force; and (3) nearest the birthdays when the Primary Insured's Age is 25, 28, 31, 34, 37, 40, 43, 46, 49, 52, and 55. A Regular Option Date does not include any such date that was eliminated by exercise of the purchase option on a Substitute Option Date.

Substitute Option Dates - Substitute Option Dates are the dates that occur 90 days after any of these events:

     1. The Primary Insured's marriage. The marriage ceremony must be performed by a legally authorized person.

     2. Each birth of the Primary Insured's living child while the Primary Insured is living.

     3. Legal adoption by the Primary Insured of each child.

Proof satisfactory to Us will be required for any event which establishes a Substitute Option Date.

Each purchase made on a Substitute Option Date will eliminate the first Regular Option Date that occurs on or after such date and which was not previously eliminated. An equal number of Regular Option Dates will be eliminated if multiple births or simultaneous legal adoption of more than one child:

     1. permits purchase of more than one Policy on a Substitute Option Date, whether or not such purchases are combined into one Policy; or

     2. permits purchase of multiple increases to be added to the Specified Amount on a Substitute Option Date.

                                  THE CONTRACT

Consideration - The monthly rider charge for this rider and the period during which these charges are payable are shown on the Policy Schedule. The consideration for issuing this rider is the application and payment of the first monthly rider charge.

This rider is made a part of the Policy to which it is attached. The provisions and conditions of the Policy apply to this rider, except as otherwise stated.

Effective Date - The effective date of this rider or of any increase in the Specified Amount provided by this rider will be as stated below, provided it is accepted by You and the first monthly rider charge has been paid during the lifetime and Good Health of the Primary Insured.

1. The effective date of the Policy will be the effective date for all coverage requested in the original application.

2. If this rider is requested after the Policy Date, Evidence of Insurability will be required. The effective date of this rider will be the first Monthly Anniversary Day that falls on or next follows the date We determine the Evidence of Insurability to be satisfactory.

Guaranteed Values - This rider has no Accumulation Value or loan value.

Waiver of Monthly Deductions - Any provision of the Policy for waiver of monthly deductions applies to the payment of the monthly charges for this rider.

Waiver of Planned Premium - Any provision of the Policy for waiver of Planned Premium will include the Planned Premium for this rider.


                        AUTOMATIC INCREASE WHEN DISABLED

We will increase the Specified Amount on each of the Regular Option Dates if, on each of those Regular Option Dates, all of the following conditions are met:

1.   This rider is in force;

2. A Waiver of Monthly Deductions rider or Waiver of Planned Premium rider is in effect under the Policy;

3. The Primary Insured is living and is totally disabled according to the provisions of such rider; and 4. Monthly deductions or Planned Premium is being waived under the provisions of the applicable rider.

The provisions of the applicable Waiver of Monthly Deductions rider or Waiver of Planned Premium rider will apply to the increase in the Specified Amount during the continuation of the Primary Insured's total disability.

We will not increase the Specified Amount on a Substitute Option Date under this Automatic Increase When Disabled provision.

The amount of the increase in the Specified Amount will be equal to the purchase option amount shown on the Policy Schedule.

You do not have the right to exercise the Future Purchase Option on any Regular Option Date if an increase in the Specified Amount is made on Regular Option Date under this Automatic Increase When Disabled provision.

                                   TERMINATION

No further increases in the Specified Amount will be made and no further policies may be issued from exercise of any options after the earliest of these dates:

1. The Policy Anniversary nearest the Primary Insured's 55th birthday. However, You retain the right to exercise the purchase option on a Substitute Option Date which occurs within 90 days after such Policy Anniversary;

2.   The end of the Grace Period;

3.   The date the Policy terminates;

4. The date six options have been exercised, including any options exercised by the Automatic Increase When Disabled provision;

5. The Monthly Anniversary Day that falls on or next follows the date that the third consecutive Regular Option Date was not exercised; or

6. The first Monthly Anniversary Day that falls on or next follows Your written request to cancel this rider.


                   BUSINESS MEN'S ASSURANCE COMPANY OF AMERICA

                                [GRAPHIC OMITTED]
                                    Secretary


VL68                                                                      (5/98)